EXECUTION COPY

                                                                     Exhibit 2.3

                              UNITHOLDER AGREEMENT
                              --------------------

           THIS UNITHOLDER AGREEMENT is made and entered into this July 31, 2003 among Inergy L.P., a Delaware limited partnership ("MLP") and United Propane, Inc., a Maryland corporation (the "Unitholder").

                                    RECITALS:
                                    ---------

     A. MLP, Unitholder, Inergy Propane LLC, a Delaware limited liability company ("Buyer") and certain other parties and entities have entered into that certain Asset Purchase Agreement, dated June 30, 2003 (the "Asset Purchase Agreement").

     B. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

     C. In connection with the closing of the Asset Purchase Agreement, MLP has issued to Unitholder 508,518 MLP Common Units represented by Unit Certificate No. CU 0158 (the "Restricted Units").

     D. The Asset Purchase Agreement contemplates the execution and delivery of this Agreement, whereby MLP and the Unitholder desire to create certain rights and obligations with respect to the Restricted Units upon the terms and conditions hereinafter set forth.

                                   AGREEMENT:
                                   ----------

           In consideration of the premises and of the mutual covenants and agreements hereinafter set forth and set forth in the Asset Purchase Agreement, the parties hereto do hereby agree as follows:

     1. MLP's Right of First Refusal. Unitholder agrees that it will not distribute, assign or otherwise transfer any of the Restricted Units without prior written consent of MLP, unless Unitholder shall have first made the following described offer to MLP:

           (a) Unitholder Notice. The Unitholder shall give written notice ("Unitholder Notice") to MLP of the Unitholder's intention to transfer Restricted Units. Such Unitholder Notice shall state:

                (i) that the Unitholder intends to transfer Restricted Units;

                (ii) the name and address of the prospective transferee or, if a sale is to be made on the NASDAQ, a statement to that effect; and

                (iii)the terms and conditions of such proposed transfer, including the fees, commissions, underwriting discounts and other costs that will be incurred in connection with the transfer (the "Transaction Costs").



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     In the event of an involuntary transfer of the Restricted Units, the transferee of such units (a "Unitholder" hereunder) shall notify MLP of such involuntary transfer (also a "Unitholder Notice"), with such Unitholder Notice to be given within five (5) days after such involuntary transfer.

           (b) Option of MLP to Purchase Restricted Units. MLP may, at its option, purchase all, but not less than all, of the Restricted Units that are the subject of such Unitholder Notice, upon the following terms and conditions:

                (i) The purchase price for MLP's option to purchase shall be an amount equal to (A) minus (B), where (A) equals that number of Restricted Units that are the subject of a Unitholder Notice multiplied by the average closing price for the MLP Common Units on the NASDAQ for the five (5) trading days prior to the date on which MLP receives the Unitholder Notice (the "Receipt Date"), and (B) equals the Transaction Costs.

                (ii) MLP may exercise its option by giving written notice to the Unitholder within two (2) business days after the Receipt Date.

                (iii)The closing of the purchase by MLP of Unitholder's Restricted Units upon exercise of MLP's option hereunder shall be held at the offices of MLP on such date and at such time as MLP shall specify in its notice of exercise, but in no event more than ten (10) days after the Receipt Date; provided, however, in the event such purchase requires the consent of MLP's lending banks or other financial lenders, then MLP may designate the closing to a date not later than forty-five (45) days after the Receipt Date and, if such later closing date is designated, MLP shall pay (as additional purchase price for the Units) an amount equal to (X) minus (Y), where
           (X) equals the product of the Prime Rate in effect on the Receipt Date and the purchase price for the Units to be purchased with such product being multiplied by a fraction, the numerator of which is the number of days between the Receipt Date and the date of closing and the denominator of which is 365, and (Y) equals the lesser of (1) the amount determined in the foregoing clause (X) or (2) the sum of any distribution paid or to be paid on the Units being purchased where the record date for such distributions is on or after the Receipt Date and on or prior to the date of closing (as used herein, "Prime Rate" means the prime rate as published by Wachovia Bank).

                (iv) In the event that MLP does not exercise its option with respect to the Restricted Units desired to be transferred by Unitholder, it shall be deemed to have failed to exercise its option as to any such units and the Unitholder may transfer all, but not less than all, of the Restricted Units proposed to be transferred; provided however, that such transfer shall be made only in strict accordance with the terms stated in the Unitholder Notice. In the event that the Unitholder shall fail to make such transfer within thirty (30) days following the expiration of the period designated for exercise of the options by MLP, such Restricted Units shall again become subject to all of the terms, conditions, restrictions, and options set forth in this Agreement.


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


          (c) Continuing Restrictions. Except as provided in the succeeding sentence, the person or entity to whom such Restricted Units are assigned or otherwise transferred, voluntarily or involuntarily, shall hold such units subject to the terms, conditions, restrictions and options set forth in this Agreement, and shall acknowledge acceptance of this Agreement by concurrently executing and delivering to MLP an agreement substantially the same as this Agreement, in form and substance acceptable to counsel for MLP. Any Restricted Units sold to MLP, sold pursuant to an effective Registration Statement, whether on Form S-3 or otherwise, or sold by means of a public market or exchange, including without limitation the NASDAQ, shall not thereafter be subject to this Agreement or any of the restrictions provided herein.

     2. Unitholder's Voting Agreement. With respect to any matter voted upon by MLP, Unitholder agrees to vote all Restricted Units in favor of and in accordance with any recommendation of the majority of the board of directors of MLP, and not directly or indirectly vote against or take any other action or refrain from taking any other action against or in opposition to such board of directors of MLP.

     3. Restrictive Legend. The certificates representing the Restricted Units held by the Unitholder, and any other party who acquires the Restricted Units subject to this Agreement, shall have placed thereon a legend reading as follows:

           "This certificate and all interests represented by this certificate are subject to restrictions on transfer and voting as set forth in that Unitholder Agreement executed and entered into on the 31st day of July, 2003, copies of which may be inspected during the regular business hours of this Company. Neither this certificate nor any interest represented by this certificate may be sold, transferred, pledged, or otherwise disposed of, voluntarily or involun-tarily, except upon strict compliance with the provisions of the said Unitholder Agreement."

     4. Termination. This Agreement shall, automatically and without any action on the part of either party, terminate on [insert third anniversary of Closing Date]; provided, however, if either party breaches any of its obligations arising prior to such termination, such party shall continue to have liability for such breach.

     5. Miscellaneous.

          (a) Successors. All rights and obligations pursuant to this Agreement shall adhere to and be binding upon the parties hereto, their heirs, administrators, executors, successors and assigns. In the event that any party to this Agreement shall cease to be a unitholder of the Company through a disposition of shares in a manner permitted hereunder, all rights, options and obligations of such person under this Agreement shall thereafter terminate.

          (b) Entire Agreement; Amendments. Except as contemplated under the Asset Purchase Agreement, this Agreement cancels and supersedes all previous agreements


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


      relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.

          (c) Severability. If for any reason any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

          (d) Notices. All notices, requests, demands and other communications hereunder shall be given (i) by personal delivery (with a written confirmation by the person making such delivery), (ii) by certified or registered mail with postage prepaid, (iii) by fax (with confirmation confirmed), or (iv) by nationally-recognized overnight courier as follows::

          If to Unitholder:
          -----------------

          Name:                                 With Copy To:
          ----                                  ------------
          Robert A. Pascal                      Saul Ewing LLP
          28 Floral Avenue                      100 South Charles Street
          Key West, Florida 33040               Baltimore 21201,  MD
                                                Attn:  Harry D. Shapiro
                                                Facsimile Number: (410)332-8660


          If to Buyer:
          ------------

          Name:                                 With Copy To:
          ----                                  ------------
          Inergy Propane, LLC                   Stinson Morrison Hecker LLP
          Two Brush Creek Blvd., suite 200      1201 Walnut, Suite 2800
          Kansas City, Missouri 64112           Kansas City, Missouri 64106
          Attn:  John J. Sherman                Attn:  Paul E. McLaughlin
          Facsimile Number: (816) 471-3854      Facsimile Number: (816) 691-3495

or to such other addresses as either party may provide to the other in writing in accordance with this paragraph 4(d). Such notice, request, demand or other communication is received: (i) when delivered, if delivered by personal delivery; (ii) on the date received as conclusively evidenced by a signed receipt, if sent by certified or registered mail with postage prepaid, (iii) on the date of the confirmation of successful fax transmission, if so transmitted, and (iv) on the date received as conclusively evidenced by a written delivery confirmation of a nationally recognized courier, if sent in such manner.

          (e) Construction. Whenever the context of this agreement requires, the use of masculine gender pronouns shall include the appropriate feminine and neuter pronouns and the singular number includes the plural.


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


          (f) Law Governing. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, including all matters of enforcement, validity and performance.

          (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement which is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

          (h) Specific Performance. Unitholder hereby acknowledges and agrees that the remedy at law available to MLP would be inadequate for any breach of the Agreement whereby Unitholder or its legal representative would refuse to transfer the shares of the Company in accordance with the terms of this Agreement or whereby Unitholder would attempt to transfer shares of MLP not in accordance with the terms of this Agreement. In recognition of that fact, Unitholder hereby agrees that, in addition to any other remedies which it may have, MLP shall be entitled to specific performance of all affirmative duties with respect to the transfer of units of MLP hereunder and to an injunction, restraining order or other form of equitable relief prohibiting a violation of any of the restrictive covenants with respect to the transfer of MLP Units hereunder.

            [The remainder of this page is intentionally left blank.]


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


           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                  INERGY, L.P.

                               By /s/ John J. Sherman
                                  ----------------------------
                                    Name:   John J. Sherman
                                    Title:  President



                              UNITED PROPANE, INC.


                               By: /s/ Robert A. Pascal
                                  ----------------------------
                                    Name:   Robert A. Pascal
                                    Title:  Chairman






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